January 19, 2018

LEEP Inc
CEO Delivers an Update to Shareholders

Louisville, KY.
LEEP Inc. OTC:LPPI the Company

Dear Shareholders and Investors.

We indicated in our last filing that the Company is pursuing domestic opportunities as well as continuing to focus on solutions for the US military and the US Department of State.
To that end we have been working with several companies in the design and costing of various residential solutions for affordable housing in specific locations in cities the southwest and western regions of the United States. These projects are aimed at high volume production of energy efficient, long term sustainable, affordable housing for rental and purchase.
We anticipate beginning order activity in the first quarter as proof of concept units are then built.
Our customer has agreed to be a sales agent for the Company in that area of the country.
We are also continuing to work on the prototype housing solution for the emerging market we referenced in our last communication, and added a similar opportunity in another foreign market.
We are currently in discussions with another sales agent to represent us in India and Eastern Africa in the warehousing and affordable housing markets.

The company has recently completed construction of its first Tiny Home for a western based customer who is interested in ordering additional ongoing units for resale, and representing the Company in that market niche.
The first unit was constructed by the Company on wheels so it is mobile.
It can also be converted to a non-mobile configuration if desired by the ultimate owner.
It is expandable to accommodate growing needs, and of course, has all the advantages of having been built out of the LeepCore panels, including
R25 insulation, hurricane and seismic rated strength, mold, mildew, pest and rodent resistance, to name a few.
Our customer is targeting millenials, as well as others, for sales of these units and will work with their customers with a variety of designs as they ramp up their marketing effort.
In addition, engineering is in the final stages for a modern two story residence in the western USA that will be used as a prototype and marketing model for future home sales. Construction is slated for this Spring.

The Company continues to bid on, construct and secure outbuildings for the U.S. Department of State.
Based upon the current administration focusing on the safety and wellbeing of our citizens and military both here and abroad.
We anticipate that business will continue. USA Embassies are being remodeled, reconfigured, and in some cases relocated.
We also continue to focus on strategic solutions for the military, as well as more permanent housing solutions.

We will keep you updated on the progress related to projects above.
Once again, we appreciate the faith and support of our loyal shareholder base, and look forward to being able to report positive developments in the future. We wish everyone a happy, healthy, and productive New Year.

With Best Regards,
John H. Nordstrom
CEO, LEEP Inc,
email   investorrelations@leepinc.com
website  www.leepinc.com



About LEEP Inc
LEEP Inc (OTC: LPPI) is the creator and manufacturer of the LeepCore Steel SIP (structural insulated panel).
The revolutionary building material designed for the 21st Century. LeepCore is a galvanized steel skin, polyurethane foam core, load-bearing SIP that is used to construct walls, roofs and floors. LeepCore constructed buildings are stronger, lighter and quicker to erect than with traditional building materials.